EXHIBIT 99.1

On September 9, 2004, the Registrant issued the following press release:

"PYR ENERGY ANNOUNCES WELL TO BE DRILLED AT ROGERS PASS PROJECT, MONTANA
FOOTHILLS


     DENVER - PYR Energy Corporation (AMEX:PYR) today reported that Suncor Energy (USA) Inc., a wholly owned subsidiary of Suncor Energy Inc., has exercised its option to drill an initial exploration well on PYR acreage at the Company's Rogers Pass project in the Montana Foothills. PYR currently controls approximately 241,800 gross and 226,300 net acres in the Rogers Pass project.

     By electing to exercise the option, Suncor has paid PYR a prospect fee of $750,000, and will spud the first test well prior to December 31, 2004. Suncor will bear 100% of the costs of the well, to a depth sufficient to evaluate the Mississippian, to earn a 100% working interest in 100,000 acres of the project area. Suncor will also earn the option to pay a second prospect fee and drill a second test well, to be spud by December 31, 2005. By paying this second prospect fee and bearing 100% of the costs of the second well, Suncor will earn a 100% working interest in the remaining acreage within the project area. PYR will retain a 12.5% overriding royalty interest, subject to recovery of gas plant and certain transportation costs, covering all earned acreage within the Rogers Pass AMI.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities include select areas of the Rocky Mountain region, the San Joaquin Basin of California, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

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     This release contains forward-looking statements regarding PYR Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed.